Exhibit 99.1
PARALLEL PETROLEUM ANNOUNCES FOURTH QUARTER 2008 PRODUCTION,
YEAR-END 2008 PROVED RESERVES AND FIELD OPERATIONS UPDATE
MIDLAND, Texas, (BUSINESS WIRE), February 23, 2009 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its fourth quarter 2008 average net daily production, year-end 2008 proved reserves and a field operations update. In a separate press release issued today, Parallel announced its financial results for the fourth quarter and year ended December 31, 2008. The Company’s financial and field operations conference call and webcast will be held Tuesday, February 24, 2009 at 2:00 p.m. Eastern time (1:00 p.m. Central time). Details for the conference call and webcast are disclosed at the end of this press release.
Net Daily Production — Fourth Quarter 2008 Average
The Company’s net daily production for the fourth quarter ended December 31, 2008 averaged 7,641 equivalent barrels of oil per day (BOEPD), an increase of 14% when compared to an average of 6,707 BOEPD during the fourth quarter ended December 31, 2007, and a decrease of 7% when compared to an average of 8,205 BOEPD during the third quarter ended September 30, 2008. When comparing the fourth quarter of 2008 to the third quarter of 2008, production from the Company’s New Mexico Wolfcamp gas project increased 16%, from 2,117 to 2,456 BOEPD due to better and more consistent well results and timing of completions. This fourth quarter 2008 increase was offset by a 31% decrease in the Barnett Shale gas project, from 2,472 to 1,715 BOEPD, which was primarily due to normal decline and the shut-in of 5 gross (1.8 net) producing wells during the fourth quarter of 2008 because of a water disposal issue; a 21% decrease in the South Texas gas properties, from 358 to 283 BOEPD, primarily due to normal decline; and a 17% decrease in the Diamond M Canyon Reef Project in the Permian Basin, from 635 to 526 BOEPD, due to decline associated with unsupported flush production on new wells. Overall, the Permian Basin oil projects decreased 2%, from 3,258 to 3,187 BOEPD. Please refer to Table 1 at the end of this press release for quarterly comparison information pertaining to daily production by area/property for the fourth quarter of 2008, the third quarter of 2008 and the fourth quarter of 2007.
Proved Reserves as of December 31, 2008
As estimated by its independent engineers, Parallel’s proved developed producing (PDP) reserves were approximately 20.1 million equivalent barrels of oil (MMBOE) as of December 31, 2008. This is a 2% decrease of approximately 0.4 MMBOE when compared to PDP reserves as of December 31, 2007, and includes PDP reserve additions of approximately 3.5 MMBOE, less production run-off of approximately 2.9 MMBOE, and downward net reserve revisions of 1.0 MMBOE. Proved developed non-producing (PDNP) reserves increased approximately 0.5 MMBOE to approximately 1.3 MMBOE during 2008, and proved undeveloped (PUD) reserves decreased approximately 4.9 MMBOE to approximately 11.8 MMBOE, which is net of reserve additions of 2.7 MMBOE and a downward net reserve revision of 7.6 MMBOE.
The Company’s total proved reserves as of December 31, 2008 decreased 13% to 33.2 MMBOE, as compared to 38.0 MMBOE as of December 31, 2007. This 13% decrease of approximately 4.8 MMBOE includes reserve additions of 6.3 MMBOE less production run-off of approximately 2.9 MMBOE, and a downward reserve revision of 8.2 MMBOE.
The downward reserve revisions were primarily associated with the Company’s long-life oil properties due to the effect of the lower oil and natural gas prices as of December 31, 2008. The NYMEX price per barrel of oil decreased from $96.01 to $44.60, and the NYMEX price per Mcf of natural gas decreased from $7.46 to $5.62, when comparing December 31, 2007 to December 31, 2008. Parallel’s Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2008 decreased approximately 51% to approximately $308 million, compared to year-end 2007, primarily due to the lower oil and natural gas prices.
The total proved reserves as of December 31, 2008 were 60% PDP, 4% PDNP, and 36% PUD, compared to 2007 year-end proved reserves, which were 54% PDP, 2% PDNP, and 44% PUD. The 2008 year-end proved reserves by volume were 64% oil and 36% natural gas. Please refer to Table 2 at the end of this press release for detail of Parallel’s total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2007 and December 31, 2008.
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Work-in-Progress Well Operations
As Parallel announced in its February 12, 2009 press release, as of December 31, 2008, the Company had 37 gross (13.26 net) wells in progress. Of the 37 gross wells, 34 gross (12.12 net) wells were shut-in awaiting pipeline, completing or awaiting completion, and 3 gross (1.14 net) wells were drilling. Of the 34 wells that were shut-in awaiting pipeline, completing or awaiting completion, 31 gross (9.49 net) wells were in the Barnett Shale, 2 gross (1.75 net) wells were in the Wolfcamp, and 1 gross (0.88 net) well was in the Permian Basin. Of the 3 wells that were drilling, 1 gross (0.01 net) well was drilling in the Wolfcamp, and 1 gross (0.88 net) well was drilling in the Permian Basin, and 1 gross (0.25 net) well was drilling in the Cotton Valley. Please refer to Table 3 at the end of this press release for a summary of work-in-progress on certain of Parallel’s properties as of December 31, 2008.
Revised 2009 CAPEX Budget
As Parallel announced in its February 12, 2009 press release, the Company’s revised 2009 CAPEX budget is approximately $29.1 million. This is a 76% decrease when compared to the $118.8 million preliminary 2009 CAPEX budget that the Company announced in its November 3, 2008 field operations press release. The $89.7 million decrease is associated with reduced expenditures in the Company’s North Texas Barnett Shale gas project as a result of its farmout agreement with Chesapeake Energy Corporation (NYSE:CHK) and decreases in previously planned drilling activity in the New Mexico Wolfcamp gas and Permian Basin oil projects and is allocated as follows: $51.5 million decrease in the Barnett Shale, $9.7 million decrease in the Wolfcamp, $28.3 million decrease in the Permian Basin, and $0.2 million net decrease in the Company’s other projects.
Parallel’s $29.1 million revised 2009 CAPEX budget includes approximately $26.7 million for the completion of approximately 37 gross (13.3 net) wells that were in progress as of December 31, 2008, the drilling and completion of approximately 7 gross (4.4 net) new wells, and the workover or conversion-to-injection of approximately 22 gross (19.3 net) existing wells. Approximately $2.4 million of the budget is allocated for the purchase of leasehold and seismic data. Of the total $29.1 million revised CAPEX budget, Parallel has budgeted approximately $12.1 million for its Permian Basin oil projects, approximately $10.2 million for completion of previously drilled wells in its Barnett Shale gas project and approximately $5.2 million for its New Mexico Wolfcamp gas project. The remainder of the 2009 budget will be allocated to the Company’s other projects. Please refer to Table 4 at the end of this press release for further information pertaining to the revised 2009 CAPEX budget, as it compares to the preliminary budget that was announced on November 3, 2008.
Management Comments
Larry C. Oldham, Parallel’s President, commented, “As I previously stated in our February 12, 2009 press release, during 2009, our top priorities are to maximize liquidity and maintain financial flexibility by funding our $29.1 million CAPEX budget out of operating cash flow, while positioning ourselves to capitalize on potential growth opportunities. In November 2008, we announced a $118.8 million preliminary CAPEX budget for 2009, which included $61.7 million for the non-operated Barnett Shale gas project. Because of our farmout to Chesapeake, our 2009 capital requirements for the Barnett Shale gas project have dropped 80% to $10.2 million for the estimated completion costs of the 31 gross (9.49 net) wells that were in progress at year-end 2008.”
Oldham further commented, “Due to the current disconnect between low oil and natural gas prices and the relatively high cost of goods and services, we are also reducing our 2009 CAPEX budget in our Permian oil projects and our New Mexico Wolfcamp gas project, all of which are under company control. We will continue to monitor commodity markets, service costs, economic conditions and other factors and may further adjust our $29.1 million 2009 CAPEX budget based upon product prices, service costs and workover project inventory, among other factors. In the meantime, these measures will help us through these challenging times.”
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Operations by Area/Property
Summarized below are Parallel’s more significant current projects, including its planned operations and CAPEX budget for these projects in 2009.
Fort Worth Basin of North Texas
Barnett Shale Gas Project, Tarrant County, Texas
Leasehold acreage in Parallel’s Barnett Shale gas project consists of approximately 33,601 gross (10,337 net) acres located in and around the Trinity River flood plain, east and west of downtown Fort Worth. At present, the project controls approximately 75 multi-well pad sites. Based on current industry practices, Parallel anticipates development drilling on 40-acre spacing.
As Parallel announced on February 12, 2009, on February 11, 2009, the Company entered into a farmout agreement with Chesapeake Energy Corporation related to Parallel’s approximate 35% interest in their Barnett Shale gas project. Under the farmout agreement, for all wells drilled on Parallel’s Barnett Shale leasehold from November 1, 2008 through December 31, 2016, Parallel has agreed to assign to Chesapeake 100% of Parallel’s leasehold in the Barnett Shale, subject to the following terms:
•	All wells drilled from November 1, 2008 through December 31, 2009, and all wells drilled during each succeeding calendar year through 2016 will be treated as a separate project or payout period, creating eight (8) separate projects or payout periods.

•	At the time Chesapeake commences the drilling of a well during one of the payout periods, Parallel will assign to Chesapeake 100% of its leasehold interest within the subject unit or lease, reserving and retaining a 50% reversionary interest that will vest after Chesapeake recovers 150% of its costs for a particular payout period. Until 150% payout has been reached, Chesapeake will fund 100% of Parallel’s costs for drilling, completing and operating wells during the payout period.

•	On each project, Chesapeake is entitled to receive all revenues from Parallel’s reversionary interest until Chesapeake receives revenues totaling 150% of the drilling, completion and operating costs Chesapeake incurs in funding Parallel’s reversionary interest.

•	Upon reaching the 150% payout level for a given project, 50% of the interest assigned to Chesapeake will revert back to Parallel.

•	After 150% project payout, Parallel will pay all costs and receive all revenues attributable to its 50% reversionary interest in each project.

•	For all wells drilled after January 1, 2017, Parallel will pay all costs and receive all revenues attributable to its 50% reversionary interest.

•	Parallel is retaining all of its interest in wells commenced prior to November 1, 2008, except for three (3) wells commenced in late October 2008. Parallel is retaining all of its interest in approximately 90 gross (22.4 net) producing wells and 31 gross (9.49 net) wells in progress.
Parallel estimates that its Barnett Shale leasehold operated by Chesapeake and subject to the farmout agreement is approximately 25,600 gross (9,300 net) acres. Parallel anticipates that approximately 61 gross (10.0 net) wells will be drilled and included in the 2009 payout period from November 1, 2008 through December 31, 2009. Payout of each project will depend on drilling and completion costs, timing of completion and pipeline connection to sales, and natural gas prices, among other matters.
As of December 31, 2008, Parallel’s Barnett Shale gas project had 90 gross (22.4 net) producing wells. During the fourth quarter of 2008, 5 gross (1.8 net) of the 90 producing wells were shut-in because of a water disposal issue.
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Parallel anticipates that the 5 shut-in wells will be returned to sales during the second quarter of 2009. For the fourth quarter ended December 31, 2008, daily production in this project averaged approximately 64,000 gross (10,290 net) Mcf of gas, or 1,715 net BOEPD.
As of December 31, 2008, the Company had 31 gross (9.5 net) wells in progress in the Barnett Shale, including 5 gross (1.56 net) wells that were in progress at year-end 2007. Of the 31 gross wells, 3 wells were being completed, 20 wells were awaiting completion, and 8 wells were shut-in awaiting pipeline. The Barnett Shale work-in-progress does not include 13 gross (1.76 net) wells that were drilled from November 1, 2008 through December 31, 2008. These 13 gross (1.76 net) wells will be included in the first project payout period ended December 31, 2009 under the farmout agreement between Parallel and Chesapeake.
Parallel’s 2009 budget for its Barnett Shale project is approximately $10.2 million for the completion of the 31 gross (9.5 net) wells that were in progress at year-end. Timing of first sales on each well is affected by delays associated with right-of-way and permitting complications.
Permian Basin of New Mexico
Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico
Parallel currently owns an interest in approximately 97,882 gross (77,501 net) acres in the Wolfcamp trend of Southeastern New Mexico, with the majority of the acreage being in the Northern and Southern Areas of the project.
As of December 31, 2008, Parallel operated 58 gross (47.5 net) producing gas wells in the New Mexico Wolfcamp gas project. In addition, the Company had ownership in another 32 gross (4.3 net) wells operated by other companies. For the fourth quarter ended December 31, 2008, daily production in this project averaged approximately 31,000 gross (14,736 net) Mcfe, or 2,456 net BOEPD.
As of December 31, 2008, the Company had 3 gross (1.8 net) wells in progress in the Wolfcamp. Of the 3 gross wells, 2 wells were awaiting completion, and 1 well was drilling in the Northern Area of the project.
Parallel’s operations in its Wolfcamp project during 2008 consisted of a 1-rig development drilling program in the Northern and Central Areas and the acquisition of a 3-D seismic survey in the Southern Area. The Company has suspended drilling operations in this project until natural gas prices improve and service costs decrease. The processing and interpretation of 3-D seismic data continues.
Parallel’s 2009 New Mexico Wolfcamp budget is approximately $5.2 million for the completion of the 3 gross (1.8 net) wells that were in progress at year-end, the re-frac workover of 3 gross (2.6 net) existing wells, the installation of pipelines and related infrastructure, the acquisition and maintenance of leasehold, and the processing and interpretation of 3-D seismic data.
Permian Basin of West Texas
Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas. The Diamond M Canyon Reef, Carm-Ann San Andres, Harris San Andres and Fullerton San Andres projects comprise approximately 19,362 gross (17,187 net) acres, combined. Daily production from the west Texas Permian Basin oil properties averaged approximately 3,187 net BOEPD during the fourth quarter of 2008.
Diamond M Canyon Reef Unit & Shallow Leases, Scurry County, Texas
The Company’s 2009 budget for the Diamond M Canyon Reef and Shallow projects is approximately $7.0 million for the completion of 2 gross (1.8 net) wells that were in progress at year-end, the drilling and completion of 4 gross (3.5 net) new wells, and the workover or deepening of approximately 7 gross (6.2 net) existing wells. Parallel is the operator of these properties with an average working interest of approximately 88%.
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Carm-Ann San Andres Field, Andrews & Gaines Counties, Texas
The Company’s 2009 budget for the Carm-Ann San Andres project is approximately $0.9 million for lease and well equipment, telemetry, and unitization costs. The Company is currently involved in the unitization process prior to waterflood implementation and anticipates unit approval at Carm-Ann during the second half of 2009. In the interim, the Company will focus on activities prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 77%.
Harris San Andres Field, Andrews & Gaines Counties, Texas
The Company’s 2009 budget for the Harris San Andres project is approximately $2.1 million for lease and well equipment, telemetry, unitization costs and the workover of 7 gross (6.3 net) existing wells. Water injection is expected to commence during the first quarter of 2009. Parallel is the operator of these properties with an average working interest of approximately 90%.
Fullerton San Andres Field, Andrews County, Texas
The Company’s 2009 budget for the Fullerton San Andres project is approximately $1.3 million for the drilling of 1 gross (0.4 net) new well and the workover of 5 gross (4.3 net) existing wells. Parallel owns an 85% average working interest in these properties.
Onshore Gulf Coast of South Texas
Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas
Daily production from the south Texas gas properties averaged approximately 283 net BOEPD during the fourth quarter of 2008.
The Company’s 2009 budget for the South Texas projects is approximately $0.8 million for the drilling of 2 gross (0.5 net) new wells.
Other Projects
East Texas Cotton Valley Reef Gas Project, Leon, Freestone and Anderson Counties
Parallel’s East Texas Cotton Valley Reef gas project consists of approximately 600 gross (75 net) acres. Parallel has a 4.7% working interest in this project. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis. As of December 31, 2008, two wells had been placed on production.
The Company also has a 25% working interest in a new prospect in the Cotton Valley Reef project area consisting of approximately 20,000 gross (3,500 net) acres. The first well in this prospect is currently drilling.
Parallel’s 2009 budget for its East Texas gas project is approximately $0.7 million for the completion of 1 gross (0.2 net) well that was in progress at year-end.
Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin
Parallel’s Utah/Colorado project consists of approximately 180,000 gross (175,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas and heavy oil sands. The Company is currently awaiting drilling permit approval on three conventional oil and gas exploratory prospects. Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is continuing to evaluate development options for these heavy oil sand deposits.
The Company’s 2009 budget for its Utah/Colorado project is approximately $0.1 million for the maintenance of leasehold. Parallel owns and operates 97.5% of this project.
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Table 1 — Average Net Daily Production — 4Q 2008, Compared to 3Q 2008 and 4Q 2007
The following Table 1 represents a comparison of Parallel’s average net daily production (BOE per day) by area/property for the fourth quarter of 2008, the third quarter of 2008 and the fourth quarter of 2007. Detailed information on certain properties listed in this table is provided within the text of this press release.
TABLE 1
AVERAGE NET DAILY PRODUCTION — 4Q 2008, COMPARED TO 3Q 2008 AND 4Q 2007

	4Q 2008	3Q 2008	4Q 2007	4Q 2008	4Q 2008
	Average	Average	Average	Compared to	Compared to
	BOE	BOE	BOE	3Q 2008	4Q 2007
AREA/PROPERTY	per day	per day	per day	% Change	% Change

Resource Projects
Barnett Shale (1)	1,715	2,472	1,678	(31)%	2%
New Mexico Wolfcamp (2)	2,456	2,117	1,551	16%	58%

Total Resource Projects	4,171	4,589	3,229	(9)%	29%

Permian Basin of West Texas
Fullerton San Andres	1,496	1,400	1,520	7%	(2)%
Carm-Ann San Andres (3)	330	355	452	(7)%	(27)%
Harris San Andres (4)	488	535	554	(9)%	(12)%
Diamond M Shallow (5)	116	115	42	1%	176%
Diamond M Canyon Reef (5)	526	635	176	(17)%	199%
Other Permian Basin	231	218	251	6%	(8)%

Total Permian Basin	3,187	3,258	2,995	(2)%	6%

Onshore Gulf Coast of South Texas	283	358	483	(21)%	(41)%

GRAND TOTAL	7,641	8,205	6,707	(7)%	14%

(1)	4Q 2008 — 5 gross (1.76 net) producing wells shut-in due to water disposal issue.

4Q 2008 — 31 gross (9.49 net) wells in progress.

(2)	Drilling in Southern Area deferred pending results of 3-D seismic.

(3)	Expect implementation of waterflood to start in 4Q 2009.

(4)	Expect implementation of waterflood to start in 1Q 2009.

(5)	2Q 2008 — Acquired additional interests. Please refer to press release dated June 26, 2008.

3Q 2008 — Added 6 new Canyon Reef wells.
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Table 2 — Proved Reserves as of December 31, 2007 and December 31, 2008
The following Table 2 represents Parallel’s total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2007 and December 31, 2008.
TABLE 2
PROVED RESERVES AS OF DECEMBER 31, 2007 AND DECEMBER 31, 2008

					Percent
	December 31,	December 31,		Increase	Increase
	2007(1)	2008(1)		(Decrease)	(Decrease)
Total Proved Reserves:
Oil (MMBbls)	28.4	21.2		(7.2)	(25)%
Gas (Bcfg)	57.2	71.8	(2)	14.6	26%
MMBOE	38.0	33.2		(4.8)	(13)%

SEC Reserve Categories:
PDP (MMBOE) (3)	20.5	20.1		(0.4)	(2)%
PDNP (MMBOE) (4)	0.8	1.3		0.5	63%
PUD (MMBOE) (5)	16.7	11.8	(2)(6)	(4.9)	(29)%

Total Proved Reserves (MMBOE)	38.0	33.2		(4.8)	(13)%

Standardized Measure of Discounted Future Net Cash Flows ($MM) (7)	$634	$308		$(326)	(51)%

NYMEX prices:
Per Bbl of oil	$96.01	$44.60		$(51.41)	(54)%
Per Mcf of natural gas	$7.46	$5.62		$(1.84)	(25)%

Realized prices:
Per Bbl of oil	$89.93	$40.00		$(49.93)	(56)%
Per Mcf of natural gas	$6.77	$5.18		$(1.59)	(23)%

(1)	Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc.

(2)	The Company’s Barnett Shale farmout agreement with Chesapeake Energy Corporation had minimal effect on Parallel’s proved reserves as of December 31, 2008.

(3)	PDP is proved developed producing reserves.

(4)	PDNP is proved developed non-producing reserves.

(5)	PUD is proved undeveloped reserves.

(6)	The development of these PUD reserves will require, over the next three years, approximately $92.0 MM of capital investment, which has already been deducted from the reserves Standardized Measure of Discounted Future Net Cash Flows.

(7)	The Standardized Measure of Discounted Future Net Cash Flows have been calculated utilizing the estimated future income tax rates as of December 31, 2007 and December 31, 2008, respectively.
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Table 3 — Work-in-Progress Well Operations
As the Company announced in its February 12, 2009 press release, the following Table 3 is a summary of work-in-progress oil and gas well operations on certain of Parallel’s properties as of December 31, 2008. Detailed information on the well operations in this table is provided within the text of this press release.
TABLE 3
WORK-IN-PROGRESS WELL OPERATIONS
AS OF DECEMBER 31, 2008

	Number of Wells
Work-in-Progress Well Operations	Gross	Net

North Texas Barnett Shale
Completing	3	0.78
Awaiting completion	20	6.24
Shut-in, awaiting pipeline	8	2.47

Total Barnett Shale (1)	31	9.49

New Mexico Wolfcamp
Drilling	1	0.01
Awaiting completion	2	1.75

Total Wolfcamp	3	1.76

West Texas Permian Basin
Drilling	1	0.88
Awaiting completion	1	0.88

Total Permian Basin	2	1.76

East Texas Cotton Valley
Drilling	1	0.25

TOTAL	37	13.26

(1)	The Barnett Shale work-in-progress includes 5 gross (1.56 net) wells that were in progress at year-end 2007 but does not include 13 gross (1.76 net) wells that were drilled from November 1, 2008 through December 31, 2008. These 13 gross (1.76 net) wells will be included in the first project payout period ended December 31, 2009 under the farmout agreement between Parallel and Chesapeake Energy Corporation.
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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Table 4 — Revised 2009 CAPEX Budget Compared to Preliminary 2009 CAPEX Budget
As the Company announced in its February 12, 2009 press release, the following Table 4 represents Parallel’s revised 2009 CAPEX budget compared to the preliminary 2009 CAPEX budget that was announced on November 3, 2008. Detailed information on certain properties listed in this table is provided within the text of this press release.
TABLE 4
REVISED 2009 CAPEX BUDGET COMPARED TO PRELIMINARY 2009 CAPEX BUDGET

	CAPEX Budget ($MM)
	Revised	Preliminary	Increase
AREA/PROPERTY	2009	2009	(Decrease)

Resource Projects
Barnett Shale	$10.2	$61.7	$(51.5)
New Mexico Wolfcamp	5.2	14.9	(9.7)

Total Resource Projects	$15.4	$76.6	$(61.2)

Permian Basin of West Texas
Fullerton San Andres	$1.3	$2.0	$(0.7)
Carm-Ann San Andres	0.9	0.4	0.5
Harris San Andres	2.1	15.8	(13.7)
Diamond M Shallow	0.3	0.7	(0.4)
Diamond M Canyon Reef	6.7	19.5	(12.8)
Other Permian Basin	0.8	2.0	(1.2)

Total Permian Basin	$12.1	$40.4	$(28.3)

Onshore Gulf Coast of South Texas	$0.8	$0.2	$0.6

Other Projects
East Texas	$0.7	$1.5	$(0.8)
Utah/Colorado	0.1	0.1	—

Total Other Projects	$0.8	$1.6	$(0.8)

GRAND TOTAL	$29.1	$118.8	$(89.7)

Comments - Revised 2009 vs Preliminary 2009 Budgets

•	Farmed out to Chesapeake Energy Corporation
•	6 fewer new wells and increase in workovers

•	2 fewer new wells and increase in workovers
•	Increased secondary recovery activity
•	20 fewer new wells and decrease in workovers
•	9 fewer dual injection strings
•	17 fewer new wells and increase in workovers
•	Decreased maintenance costs

•	1 additional new well and increased leasehold costs

•	1 less new well

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Parallel Petroleum Announces 4Q 2008 Production,
Year-End 2008 Proved Reserves and Field Operations Update
February 23, 2009

Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss fourth quarter and year-end 2008 financial results, production, year-end 2008 reserves, work-in-progress, revised 2009 CAPEX budget, and field operations. In addition to this press release, please refer to Parallel’s fourth quarter 2008 earnings release also dated February  23, 2009 and its Form 10-K Report for the year ended December 31, 2008 that was filed with the Securities and Exchange Commission on February  23, 2009.
The conference call will be held on Tuesday, February  24, 2009, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 888-680-0860 or 617-213-4852, Participant Passcode 60995119, at least ten minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 88707132.
Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at https://www.theconferencingservice.com/prereg/key.process?key=PBBWHVXVH. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:
•	the results of exploratory drilling activity;

•	the Company’s growth strategy;

•	changes in oil and natural gas prices;

•	operating risks;

•	availability of drilling equipment;

•	outstanding indebtedness;

•	weaknesses in our internal controls;

•	the inherent variability in early production tests;

•	uncertainties inherent in estimating production rates;

•	the availability and capacity of natural gas gathering and transportation facilities;

•	the period of time that our oil and natural gas wells have been producing;

•	changes in interest rates;

•	dependence on weather conditions;

•	seasonality;

•	expansion and other activities of competitors;

•	changes in federal or state environmental laws and the administration of such laws; and

•	the general condition of the economy and its effect on the securities market.
While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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